Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on August 4, 2026

Registration Statement No. 333-285619-06

GM Financial Automobile Leasing Trust (GMALT 2026-3) — Final Pxing Details (ext)

Joint Lead Bookrunners: BMO Capital Markets(str), Credit Agricole, GS and RBC

Co-Manager(s): Siebert Williams, SMBC, Soc Gen, and TD

-Anticipated Capital Structure-

CLS	AMT ($MM)	WAL*	S&P/FITCH	BENCH	Sprd	Yield (%)	Price	CPN (%)

A-1	137.220	0.32	A-1+/F1+	I-Curve	+14	4.002	100.00000	4.002
A-2A	295.000	1.10	AAA/AAA	I-Curve	+35	4.376	99.99271	4.33
A-2B	90.220	1.10	AAA/AAA	SOFR30A	+35		100.00000
A-3	315.180	1.81	AAA/AAA	I-Curve	+42	4.580	99.98785	4.53
A-4	67.860	2.20	AAA/AAA	I-Curve	+46	4.666	99.99712	4.62
B	49.450	2.36	AA/AA	I-Curve	+55	4.764	99.98329	4.71
C	45.600	<<Retained>>

*	Assumes 100% PPC to maturity

Expected Settlement : 8/13/2026

Transaction Details

Ticker : GMALT 2026-3

Offered Size : $954.930mm (No Grow)

Registration : SEC Registered

Ratings : S&P / Fitch

Pxg Speed : 100% PPC to Maturity

Marketing Materials

Preliminary Prospectus : Attached

Ratings FWP : Attached

Intex CDI : Attached

Intexnet Deal Name : bmoibgmal2603 | Password: X449

DealRoadshow : https://dealroadshow.finsight.com/e/GMALT263 | Code: GMALT263 (case sensitive)

(case sensitive)

SSAP: BMOGMALT

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-200-0266.